Exhibit 99.1

Rodobo International, Inc. Adjusts Third Quarter 2011 Guidance

HARBIN, China, June 14, 2011 /PRNewswire-Asia-FirstCall/--Rodobo International, Inc. (“Rodobo”, or the “Company”) (OTC Bulletin Board: RDBO.OB- News), a fast growing producer and distributor of high-quality formula milk powder for infants, children, the middle aged and the elderly, today announced that it has adjusted its third quarter 2011 guidance previously announced on May 16, 2011 by reducing the sales revenue from the range of $23 - $26 million to the range of $12 - $14 million, and net income from the range of $3.5 - $3.8 to net loss in the range of $2 - $4 million, due to a delay of the online publicity of the new production license which the Company received in March, 2011.

As previously announced, on March 15, 2011, the Company received a new production license for its operating subsidiary in China, Harbin Rodobo Dairy Co., Ltd (“Harbin Rodobo”), issued by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC (“AQSIQ”). Generally, as soon as the formal production license is issued, the Heilongjiang Bureau of Quality and Technical Supervision (“HBQTS”), the provincial subsidiary of AQSIQ, also issues an online publicity (“Publicity) announcing the new production license on AQSIQ’s official website. However, in our instance HBQTS informed us that it delayed the Publicity due to technical problem.

Coincidently, during the period between the receipt of new production license and the Publicity, we were notified of an incident where a third party distributor apparently sold our products in violation of our express instructions and food safety standards.  While most of our products have an average shelf life of 18 to 24 months, we find that consumers are reluctant to buy products that have only 2 to 3 months of their remaining shelf life.  As a result, we often pull these products from the shelves, mark them as “obsolete”, and in accordance with standard industry practice, sell these products marked as “obsolete” to manufacturers of feedstuff for animals.  In accordance with this practice, in May of 2010 we entered into a sales agreement with Harbin Longxin Feedstuff Co., Ltd (“Longxin”) to sell 38 tons of our infant formula milk powder that had been marked as “obsolete”.  In the sales agreement, Longxin expressly guaranteed that our obsolete milk powder would only be used as feedstuff for animals.  All products sold to Longxin were marked “obsolete” by Rodobo, in accordance with our standard procedures.  We have been advised that despite our express instructions and the requirements of the sales agreement, Longxin resold our obsolete products to a third party manufacturer, Inner Mongolia Jiahaili Co., Ltd. (“Jiahaili”), who illegally used the obsolete milk powder to produce food products for human consumption.  A food safety authority reviewed this matter and reported it to the local police for further investigation.  After investigating, the local police determined that there is no direct link between our company and Jiahaili’s illegal activities.  While we were unaware at the time that our obsolete products were resold in this manner, we have actively assisted the local police and will to continue to do so while the police continue to investigate Jiahaili’s activities and until the matter is resolved.  We intend to continue to vigorously investigate this situation and take any and all actions we deem appropriate to defend and protect Rodobo and its subsidiaries with respect to the circumstances and illegal usage of our products.

AQSIQ has been made aware of this matter and has conservatively decided to delay our Publicity until the police investigation is closed.  This delay in Publicity does not prevent us from utilizing our production license. While we have explained to our customers and distributors that we have received and can utilize our production license, this delay in Publicity has significantly impacted our sales.  As a result of this, our production was impacted due to reduction of sales orders.

“The quality of our products and the safety of our consumers is our top priority.  Currently, in order to enhance consumers and distributor’s confidence in our products, we are actively communicating with AQSIQ and other relevant government departments to complete the Publicity as soon as possible. We anticipate that we will receive this Publicity within a month,” stated Mr. Yanbin Wang, Chairman and Chief Executive Officer, “It is management’s obligation to notify our investors of this anticipated adverse impact. According to our preliminary estimates, we have decided to adjust our third quarter 2011 guidance previously announced on May 16, 2011 by reducing the sales revenue from the range of $23 - $26 million to the range of $12 - $14 million, and net income from the range of $3.5 - $3.8 to net loss in the range of $2 - $4 million. We will continue to monitor this situation and when necessary or advisable provide updated information relating to this event and its impact on our financial performance to our shareholders and consumers in a timely manner. We believe that this adverse impact will be temporary and we remain confident in our high-quality, nutritious and fresh milk powder products. "

About Rodobo International, Inc.:

Rodobo International, Inc. is a producer and distributor of powdered milk formula products in the People’s Republic of China (“China”). The Company’s target consumers include infants, children, the middle-aged and the elderly in China. The Company’s products for infants and children are currently sold under the brand names of “Rodobo” and “Peer”, and its products for middle-aged and elderly consumers are currently sold under the brand name of “Healif”.

Forward Looking Statements

Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the U.S. federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's services and products and the Company's continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

No Offer or Solicitation

This release is for informational purposes only and does not constitute an offer, or invitation, or solicitation of an offer, to subscribe for or purchase any securities of the Company.

    For more information, please contact:

    Company Contact:

     Stephen Tong
     Rodobo International, Inc.
     Tel:   +86-010-6216-6396
     Email: tongzijian@gmail.com

     Xiuzhen Qiao
     Rodobo International, Inc.
     Tel:   +86-010-6216-6032
     Email: qiaozhen1973@163.com